Exhibit 99.1

South Shore Resources Inc. Announces New Corporate Website Providenciales, Turks & Caicos – April 27, 2007 - South Shore Resources Inc. (OTCBB: SSHO), which has acquired an exclusive license of proprietary technology within the petroleum refining sector, announces the launch of it’s new corporate website, www.crude2sweet.com, which is focused on the upgrading of heavy crude oil into light sweet crude by membrane separation technology.

South Shore Resources Inc. believes it is at the forefront in the marketing of membrane separation technology within the petroleum refining sector. To bring its proprietary technology to the marketplace, South Shore intends on sub licensing its interests and entering into joint ventures with oil companies and refining facilities worldwide.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

South Shore Resources Inc. is also involved in exploring avenues of distribution for its Trivia Bingo assets and for the taped productions of the TV TriviaBingo game shows. The Internet/television game and show combines the skill-testing question aspect of trivia with the excitement and popularity of Bingo.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.